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                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated as of April 1, 1996 by and between Sybase, Inc., a Delaware corporation ("Sybase" or "the Company") and MICHAEL H. FORSTER ("Employee").

A. Employee was hired by Sybase as of March 3, 1993 pursuant to the terms of an Employment Agreement between Sybase and Employee dated January 21, 1994 ("Prior Employment Agreement").

B. Sybase and Employee now desire to amend and restate the terms of the Prior Employment Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby amend and restate in their entirety the terms and conditions of the Prior Employment Agreement as follows:

1. Terms of Employment.

(a) Term. The term of Employee's employment shall be from April 1, 1996 through December 31, 1997 ("Term"), unless expressly extended in a written document signed by both parties, or sooner terminated for Cause as set forth in Section 7 below.

(b) Duties. Employee shall hold the title of Senior Vice President, Worldwide Field Sales Operations and shall perform such functions and duties in such capacity as designated by the Company's Executive Vice President Sales and Marketing or in his absence by the Chief Executive Officer or his designee (the "Company's Senior Executive Officer"). Employee shall be a regular full-time employee and shall carry out his duties and responsibilities in a diligent, competent and professional manner, all in accordance with the terms of this Agreement.

2. Compensation.

(a) Employee shall be entitled to receive the following compensation:

         (i) Base Salary. Employee's annual base salary shall be $370,000 ($15,416.67 payable on a semi-monthly basis). Such initial base salary shall be subject to review and adjustment in accordance with the Company's compensation policies then in effect. Employee will receive this base salary amount throughout the Term unless sooner terminated for "Cause" as defined in Section 7 below.

         (ii) Incentive Compensation. Employee shall be eligible to receive $200,000 in annual target incentive compensation based on achievement of performance objectives to be mutually established by Employee and the Company's Senior Executive Officer within 60 days of the execution of this Agreement.

         (iii) Continued Vesting of Existing Stock Options. During the Term of this Agreement, all stock options previously granted to Employee shall continue to vest in accordance with the terms and conditions of the option agreements under which such options were granted.

         (iv) Initial Performance-Based Stock Option Grant. Employee shall be granted an


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Incentive Stock Option (or Non-Qualified Stock Option, to the extent required by law) to purchase One Hundred Thousand (100,000) shares of the Company's Common Stock, pursuant to the Sybase, Inc. 1988 Stock Option Plan, as amended from time to time. The exercise price shall be the closing price as quoted on NASDAQ on the date the option is granted. The option described in this subsection (a)(iv) will vest as set forth below; provided, however, that any portion of the option which does not vest as scheduled due to the non-occurrence of the relevant performance objective shall nevertheless vest in full on the sixth (6th) anniversary of this Agreement, provided Employee is then an employee in good standing of Sybase or any of its subsidiaries.

                  (A) The option with respect to Twenty-Five Thousand (25,000) shares will vest on December 31, 1996 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and the Company has hired a replacement for Employee who is fully qualified to perform the then-current job duties of the senior executive for ICD and to achieve other business goals of this executive as specified by the Company's President Enterprise Business Group.

                  (B) The option with respect to Twenty-Five Thousand (25,000) shares will vest on December 31, 1996 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and the Objectives to be mutually determined within 60 days of the execution of this Agreement by Employee and the Company's Senior Executive Officer have been met or exceeded.

                  (C) The option with respect to Twenty-Five Thousand (25,000) shares will vest on December 31, 1997, provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and: (i) the option has vested as provided in subsection (a)(iv)(A); and (ii) Employee has, on or before that date and in the Senior Executive Officer's opinion, sufficiently trained and fully integrated Employee's replacement as the senior executive for ICD into his or her position.

                  (D) The option with respect to Twenty-Five Thousand (25,000) shares will vest on December 31, 1997 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and the objectives to be mutually determined within 60 days of the execution of this Agreement by Employee and the Company's Senior Executive Officer have been met or exceeded.


         (v) Additional Performance-Based Stock Option Grant The Company's Chief Executive Officer will recommend to the Compensation Committee of the Company's Board of Directors that on or before [April 30, 1997], Employee be granted an additional Incentive Stock Option (or Non-Qualified Stock Option, to the extent required by law) to purchase Forty Thousand (40,000) shares of the Company's Common Stock. The exercise price will be the closing price as quoted on NASDAQ on the date the option is granted. The option described in this subsection
(a)(v) will vest as set forth below; provided, however, that any portion of the option which does not vest as scheduled due to the non-occurrence of the relevant performance objective shall nevertheless vest in full on the sixth
(6th) anniversary of this Agreement, provided Employee is then an employee in good standing of Sybase or any of its subsidiaries.

                  (A) The option with respect to Ten Thousand (10,000) shares will vest on December 31, 1997 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and the Company has hired a replacement for


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         Employee who is fully qualified to perform the then-current job duties of senior executive for worldwide field sales operations and to achieve other business goals established for this executive as specified by the Company's Senior Executive Officer.

                  (B) The option with respect to Ten Thousand (10,000) shares will vest on December 31, 1997 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries and provided the objectives to be mutually determined within 60 days of the execution of this Agreement by Employee and the Company's Senior Executive Officer have been met or exceeded.]

                  (C) The option with respect to Ten Thousand (10,000) shares will vest on December 31, 1998, provided Employee is then an employee in good standing of Sybase or any of its subsidiaries (or an independent contractor for Sybase or any of its subsidiaries, whose engagement commenced immediately following his employment with the Company and in respect of which Sybase elects to expressly agree that during such engagement vesting of this option, which may as a result of the change in Employee's status convert to a nonqualified stock option, would continue) and provided: (i) the option has vested as provided in subsection (a)(v)(A); and (ii) Employee has, on or before that date and in the opinion of the Company's Senior Executive Officer, sufficiently trained and fully integrated Employee's replacement as senior executive for worldwide field sales operations.

                  (D) The option with respect to Ten Thousand (10,000) shares will vest on December 31, 1998 provided Employee is then an employee in good standing of Sybase or any of its subsidiaries (or an independent contractor for Sybase or any of its subsidiaries, whose engagement commenced immediately following his employment with the Company and in respect of which Sybase elects to expressly agree that during such engagement vesting of this option, which may as a result of the change in Employee's status convert to a nonqualified stock option, would continue) and the objectives to be mutually determined within 60 days of the execution of this Agreement by Employee and the Company's Senior Executive Officer have been met or exceeded.


(b) Lump Sum Bonus. Employee will receive a special lump sum incentive bonus in the amount of $166,657, net of all required tax withholdings, which bonus shall constitute "Plan Compensation" as defined in the Sybase, Inc. Executive Deferred Compensation Plan. This payment will be made within 30 days of the execution of this Agreement.


(c) Withholding Deductions. Unless otherwise specified herein, the Company shall make such deductions, withholdings and other payments from all sums payable pursuant to this Agreement which Employee requests, or which are required by law for taxes and other charges.

(d) Benefit Plans. During the entire Term, and unless otherwise expressly provided by this Agreement, Employee will be eligible to participate in and receive benefits under the Company's employee benefit plans and policies in effect from time to time, subject to the terms, conditions and eligibility requirements of the particular plans. Such plans may include stock benefit plans, paid vacation, health care, life insurance, accidental death and disability, short- and long-term disability, and/or savings plans provided by, through, or on behalf of the Company to its employees in the United States. The Company may change, amend, modify


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or terminate any benefit plan from time to time without prior notice to
Employee.

3. Employee will receive the following relocation assistance in accordance where applicable with the Company's relocation policy:

         - payment or reimbursement of all reasonable costs associated with the sale of Employee's residence in Boulder Colorado.

         - payment or reimbursement of all reasonable expenses associated with moving and temporary storage of Employee's household goods from Colorado to California or another domestic location designated by Employee.

         - payment or reimbursement of reasonable rental costs associated with suitable accommodations in the San Francisco Bay Area during the Term ending December 31, 1997, or ending at the conclusion of any extension of the Term but no later than December 31, 1998, in the event Sybase elects to extend the Term and Employee and the Company's Senior Executive Officer, in his or her discretion, mutually agree to extend such rental cost benefit through such date.

4. Extension of Time to Repay Outstanding Loans. Employee hereby agrees and acknowledges that as of the date of this Agreement, he is the obligor on two (2) outstanding loans payable to Sybase. Such loans are evidenced by secured promissory notes in the remaining principal amounts of Four Hundred Seventy-Five Thousand Five Hundred Dollars ($475,500) (the "Stock Purchase Note"), and One Hundred Fifty-Seven Thousand Dollars ($157,000) (the "Residence Note"), respectively. Copies of such promissory notes are attached hereto as Exhibits A and B (the "Notes"). Employee further agrees and acknowledges that all outstanding principal and accrued interest on the Notes was due and payable in full as of December 31, 1995. In consideration for the promises set forth in this Agreement, and subject to the terms of Section 4, Sybase hereby agrees to modify the Residence Note so as to extend the date on which the entire principal amount shall be due until July 31, 1996, provided that notwithstanding any other provision of such Residence Note, Employee will pay Sybase, Inc. interest on the outstanding principal amount of $157,000 from September 1, 1995, until all amounts owing under such Note are paid in full, at the rate per annum specified in Section 3(a) of the Residence Note. Sybase further agrees modify the payment date provided in Section 1(a) of the Stock Purchase Note, as previously amended, such that the payment due date shall be December 31, 1997 ("Loan Due Date"), subject to all remaining provisions of the Stock Purchase Note. Except to the extent expressly modified by this Agreement, all provisions of the Notes shall remain in full force and effect. Employee and Sybase agree to execute and deliver to each other any and all documents which are necessary to reflect the modifications to the Notes as set forth in this Agreement or necessary with respect to the perfection of Sybase's security interest in the shares pledged to secure payment of Employee's obligations under the Stock Purchase Note.


5. Nondisclosure Agreement. Employee agrees and acknowledges that he shall continue to be bound by the terms and conditions of the Employee Nondisclosure and Assignment of Inventions Agreement which he executed as a condition of employment with Sybase ("Nondisclosure Agreement").

6. Covenant Not to Compete. For so long as Employee remains employed by the Company, Employee shall not, directly or indirectly, either as an officer, employee, director, proprietor, partner, consultant or otherwise, participate or engage in any business which is competitive in any manner whatsoever with the business of the Company or any of its subsidiaries.


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7. Termination. Notwithstanding the provisions of Section 1(a), this Agreement may be terminated by the Company for Cause at any time prior to expiration of the Term. "Cause" shall mean any of the following:

(a)  Employee dies during the Term;

(b) Employee conducts himself in an unprofessional, unethical, immoral or fraudulent manner, or Employee's conduct discredits the Company or is detrimental to the Company's business or reputation;

(c) Employee breaches in any material respect any term of this Agreement or the Nondisclosure Agreement;

(d) Employee fails or refuses to comply with the reasonable policies, standards or practices of the Company which may be established from time to time; or

(e) Employee commences employment with another employer while he is an employee of the Company.


8. Compensation Upon Termination or Resignation.

(a) Upon termination for Cause, as set forth above, or upon Employee's voluntary resignation prior to expiration of the Term, the Company shall pay to Employee (or to his estate in the event of death) all compensation earned by the Employee prior to the effective date of termination but not yet paid to him by the Company, and Employee shall not be entitled to any further compensation from the Company. Employee's rights under the Company's benefit plans shall be determined under the provisions of those plans.

(b) If the Company elects to terminate this Agreement during the Term for any reason other than Cause, the Company shall pay to Employee the compensation described in subsection 2 (a)(i) above for the remainder of the Term, or for a period of 12 months from the date of notice of termination, whichever is longer and additionally shall give Employee three (3) months' advance notice of such termination.

(c) If the Company elects at the conclusion of the Term not to extend the Term beyond December 31, 1997, then provided there has been no earlier termination for Cause, Employee shall receive severance compensation in the amount of 12 months' base salary at the then current base rate. Such amount will be paid as a lump sum within 60 days following December 31, 1997.

(d) If the Company or its successor elects to terminate Employee's employment as senior vice president worldwide field sales operations following an acquisition or merger of the Company involving a change of control and such termination occurs on or before December 31, 1996, the option vesting described in Section 2
(a)(iv)(A) and (B) shall be accelerated so as to occur automatically on the date of such termination, without regard to the satisfaction of the conditions to vesting that would otherwise apply.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


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10. Binding Upon Successors. This Agreement shall inure to the benefit of
Employee's heirs and Sybase's successors and assigns and be binding upon and enforceable against any successor to Sybase.

11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any other written or oral negotiations, agreements (including without limitation the Prior Employment Agreement), understandings, representations or practices. Any waiver, modification, extension of the Term or other amendment of this Agreement shall be effective only if in writing and signed by the parties hereto. Notwithstanding the foregoing, the Prior Employment Agreement shall remain in full force and effect with respect to Employee's rights and obligations prior to April 1, 1996.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


SYBASE, INC.                                EMPLOYEE:


By: _____________________                   __________________________
       MARK B. HOFFMAN                         MICHAEL H. FORSTER
      Chief Executive Officer